EXHIBIT 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Asure Software, Inc. on Form S-3 (File No. 333-254138), Form S-4 (File No. 333-254140) and on Form S-8 (File Nos. 333-215097, 333-230967, 333-232754, 333-249986 and 333-268220) of our report dated February 27, 2023, with respect to our audits of the consolidated financial statements of Asure Software, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Asure Software, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
Los Angeles, California
February 27, 2023